EXHIBIT 10.56

EXECUTION COPY

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”), is made and effective as of the 31st day of March, 2008 (the “Effective Date”), by and between SaluMedica, LLC, a Georgia limited liability company (“Licensor”), and MiMedx, Inc., a Florida corporation (“MiMedx”; and, together with any subsidiary, parent, affiliate, or successor-in-interest of MiMedx, “Licensee”).

RECITALS:

A.           Licensor and Licensee (in particular, MiMedx Group, Inc., the parent company of MiMedx) have entered into that certain Investment Agreement of even date herewith (the “Investment Agreement”) pursuant to which, among other things, Licensor has subscribed for the “Closing Shares” (as defined in the Investment Agreement) in exchange for the license and other rights granted by Licensor to Licensee in this Agreement and a Technology License Agreement of even date herewith (the “Technology License”);

B.            Licensor is the owner of certain intellectual property rights with regard to certain biomaterials known as Salubria™ biomaterials, and certain of those intellectual property rights are included in the Trademark Portfolio (as defined hereinafter); and

C.            Licensee is desirous of obtaining and commercializing such intellectual property rights under the terms set forth herein;

TERMS OF AGREEMENT:

NOW THEREFORE, in consideration of ten U.S. dollars ($10.00) in hand paid, the Closing Shares, the execution and delivery on the date hereof of the Technology License, the premises, which are incorporated and made part of this Agreement by this reference, and the promised performance of each of the parties of the terms set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, mutually agree as follows:

I.  Grant of License

1.1           Licensor hereby grants to Licensee an exclusive, fully-paid, worldwide, royalty-free, perpetual, irrevocable, and non-terminable (except as provided herein) license (the “License”), with the right to sublicense, to use the trademark(s) and associated trademark registration(s) listed in Exhibit “A” (the “Trademark Portfolio”) in connection with the “Field of Use” (as defined in the Technology License, and referred to herein as the “Licensed Field of Use”).

1.2           This Agreement will terminate upon the occurrence of the first of the following events:

(a)           Licensee may terminate this Agreement upon thirty (30) days’ prior written notice;

(b)           This Agreement shall automatically terminate if Licensee files for bankruptcy protection, and in such event Licensor may, at its own discretion, elect to assume or cancel any sublicenses that Licensee has granted under this Agreement; and

(c)           This Agreement shall automatically terminate, on an asset-by-asset basis, if Licensee abandons use of any asset in the Trademark Portfolio.  In the event that Licensee elects to affirmatively abandon use of any asset in the Trademark Portfolio, it shall provide Licensor with written notice of such election.

1.3           Licensee may sublicense its rights under this Agreement provided that the sublicense includes a written agreement that imposes substantially the same obligations on the sublicensee, and grants both Licensor and Licensee the same rights of trademark protection, as those stated in Article III of this Agreement.  Licensee will promptly provide Licensor with written notice of any such sublicense.

1.4           Licensor may not use, license, assign, or otherwise transfer any rights to the Trademark Portfolio within the Licensed Field of Use.

1.5           Licensor may assign or collateralize this Agreement, in whole or in part, and will promptly provide Licensee with written notice of any such agreement.

1.6           Licensee may assign or collateralize this Agreement, in whole or in part, and will promptly provide Licensor with written notice of any such agreement.

1.7           In the event that Licensor elects to abandon any assets in the Trademark Portfolio, then Licensee may elect to receive an assignment of that asset, subject to any sublicenses that Licensor has granted to third parties in that asset, at no cost to Licensee.

1.8           In the event that Licensor files for bankruptcy protection, then Licensee may elect to receive an assignment of the Trademark Portfolio, subject to any sublicenses that Licensor has granted to third parties in the Trademark Portfolio, at no cost to Licensee.

II.  Fully Paid

2.1           The License granted to Licensee in this Agreement is fully paid and may not be rescinded.

III.  Protection of Trademark Rights

3.1           Licensor will have the right and responsibility to maintain and renew the trademark registrations(s) in the Trademark Portfolio at its sole cost and discretion.

3.2           Licensee will promptly notify Licensor if it becomes aware of any entity that is apparently infringing an asset in the Trademark Portfolio.

3.3           Licensor will promptly notify Licensee if it becomes aware of any entity that is apparently infringing an asset in the Trademark Portfolio.

3.4           Neither party will be required by this Agreement to become a party to any adversarial proceeding including, by way of example, any dispute, litigation, arbitration, mediation, administrative proceeding, or regulatory proceeding.

3.5           Licensor will have the first right to elect to enforce or defend the assets in the Trademark Portfolio outside the Licensed Field of Use at its sole cost and retain any and all proceeds and other benefits resulting from such enforcement.

3.6           Each party will provide reasonable cooperation in connection with any adversarial proceeding conducted by the other party involving any asset in the Trademark Portfolio including, by way of example, producing documents, answering interrogatories, and sitting for depositions, at no cost to the other party other than recovery of its actual out-of-pocket expenses directly incurred in providing such cooperation.

3.7           In the event that Licensor determines that it will not enforce or defend any right in the Trademark Portfolio outside the Licensed Field of Use after receiving sixty (60) days written notice of an apparent infringement, then, subject to any sublicenses that Licensor has granted to third parties, Licensee may elect to enforce such right in its own name and at its sole cost for past, presently occurring, and future infringements and retain any and all proceeds and other benefits resulting from such enforcement.  In the event that Licensee elects to enforce trademark rights under this paragraph, then Licensor will assign the subject trademark(s) and trademark registration(s) to Licensee subject to an exclusive license (subject to any sublicenses to third parties that Licensor may have granted) back to Licensor for use of the Trademark Portfolio outside the Licensed Field of Use.

3.8           Licensee will have the first right to elect to enforce or defend the assets in the Trademark Portfolio within the Licensed Field of Use at its sole cost and retain any and all proceeds and other benefits resulting from such enforcement.

3.9           In the event that Licensee determines that it will not enforce or defend any right in the Trademark Portfolio within the Licensed Field of Use after receiving sixty (60) days written notice of an apparent infringement within the Licensed Field of Use, then Licensor may elect to enforce such right in its own name and at its sole cost for past, presently occurring, and future infringements and retain any and all proceeds and other benefits resulting from such enforcement.

3.10          Licensee will only use the assets in the Trademark Portfolio in the Licensed Field of Use and in accordance with applicable federal, state, and local laws, and administrative regulations.

3.11          Upon reasonable notice and conditions, Licensor will have the right to inspect all records in the possession of Licensee pertaining to the quality of any goods or services provided by Licensee under the Trademark Portfolio including, without limitation, records pertaining to any complaints, civil litigation, regulatory, or law enforcement activity.

3.13          In the event that Licensor determines in good faith that the goods or services provided by Licensee under the Trademark Portfolio, or the use of the Trademark Portfolio by Licensee in advertising or other publicly available materials, is objectionable to Licensor for any reason whatsoever, Licensor will provide Licensee with timely notice of the objectionable circumstances.  If Licensor believes that the objectionable circumstances can be cured, Licensor will advise Licensee of the steps that it may elect to undertake to cure the objectionable circumstances.

3.14          Any party found by a court of competent jurisdiction (or the selected authority should the parties elect alternative dispute resolution) to be in breach of this Agreement will pay the other party’s reasonable costs and attorneys’ fee incurred in connection with enforcing this Agreement.

IV.  Warranties and Indemnities

4.1           Licensor represents and warrants that it reasonably believes itself to be the sole owner of all of the assets in the Trademark Portfolio.

4.2           Licensor represents and warrants that it has not conveyed any right or interest in the Trademark Portfolio to any other party.

4.3           Licensor represents and warrants that it has obtained all corporate, member, and/or shareholder authorization(s) and has an unencumbered legal right to enter into and perform as required by this Agreement.

4.4           Licensee represents and warrants that it has obtained all corporate, member, and/or shareholder authorization(s) and has an unencumbered legal right to enter into and perform as required by this Agreement.

4.5           LICENSOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND AS TO THE VALIDITY OF ANY ASSET IN TRADEMARK PORTFOLIO, WHETHER OR NOT ANY ASSETS DESCRIBED IN THE TRADEMARK PORTFOLIO DO OR DO NOT INFRINGE ANY TRADEMARK, COPYRIGHT, OR OTHER RIGHT OF ANY THIRD PARTY, WHETHER OR NOT ANY ASSETS IN THE TRADEMARK PORTFOLIO ARE MERCHANTABLE FOR ANY PURPOSE.

4.6           Licensee shall indemnify, hold harmless, and defend Licensor with respect to any claim or cause of action arising out of publication, advertising, or use of any asset in the Trademark Portfolio; or manufacture, use, sale, or importation of any product or process under any asset in the Trademark Portfolio, by Licensee or its sublicensees, including, without limitation, advertising injury, personal injury, product liability, medical malpractice, or loss or damage to medical or other data.

4.7           Licensee shall indemnify, hold harmless, and defend Licensor with respect to any right, claim, or cause of action arising out of sublicensing or assignment by Licensee of any right in the Trademark Portfolio.

4.8           Licensor shall indemnify, hold harmless, and defend Licensee with respect to any claim or cause of action arising out of publication, advertising, or use of any asset in the Trademark Portfolio; or manufacture, use, sale, or importation of any product or process under any asset in the Trademark Portfolio, by Licensor or its sublicensees (other than Licensee and its sublicensees), including, without limitation, advertising injury, personal injury, product liability, medical malpractice, or loss or damage to medical or other data.

4.9           Licensor shall indemnify, hold harmless, and defend Licensee with respect to any right, claim, or cause of action arising out of sublicensing or assignment by Licensor of any right in the Trademark Portfolio to any party other than Licensee.

V.  Miscellaneous

5.1           All notices, consents, waivers, requests, instructions, or other communications required or permitted hereunder shall be in writing or by written electronic transmission, and shall be deemed to have been duly given if (a) delivered personally (effective upon delivery), (b) sent by a reputable, established international courier service that guarantees delivery within three (3) business days (effective upon receipt), (c) mailed by certified mail, return receipt requested, postage prepaid (effective upon receipt), or (d) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment (effective upon receipt), addressed as follows (or to such other address as the recipient may have furnished for the purpose pursuant to this Section 5.1):

If to Licensor:

SaluMedica, LLC
4451 Atlanta Road, S.E., Suite 138
Smyrna, Georgia 30080
Attention: Robert R. Singer
Facsimile: (404) 589-1737
Email: bobby.singer@salumedica.com

With a copy (which shall not constitute notice) to:

Randall W. Johnson, Esq.
Ledbetter Johnson Wanamaker, LLP
1175 Peachtree Street N.E.
100 Colony Square, Suite 1100
Atlanta, Georgia  30361
Facsimile: (404) 835-9450
Email: rjohnson@ljwlaw.com

If to Licensee:

MiMedx, Inc.
1234 Airport Road, Suite 105
Destin, Florida  32541
Attention:  Steve Gorlin, Chairman
Facsimile:  (805) 650-2213
Email: sgorlin@gorlincompanies.com

With a copy (which shall not constitute notice) to:

G. Donald Johnson, Esq.
Womble Carlyle Sandridge & Rice, PLLC
1201 West Peachtree Street, Suite 3500
Atlanta, Georgia 30309
Facsimile: (404) 870-4878
Email: DJohnson@wcsr.com

Changes to the above notification addresses may be made by notice to the parties in the manner set forth above.

5.2           This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous express or implied promises or understandings related to the subject matter of hereof, and may not be varied, amended, or supplemented except by a writing of even or subsequent date executed by both parties and containing express reference to this Agreement.  The parties acknowledge the existence of a contemporaneously executed Technology License and a contemporaneously executed Investment Agreement that are not altered or superseded by the present Agreement, and that this Agreement is not altered or superseded by the Technology License or the Investment Agreement.

5.3           The failure of either party to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, will in no way be considered a waiver of such provisions, rights, or elections with respect to subsequent events or in any way to affect the validity and the enforceability of this Agreement.

5.4           In the event that any provision of this Agreement is declared invalid or legally unenforceable by a court of competent jurisdiction from which no appeal is or can be taken, the invalid provision will be deemed replaced by a similar but valid and legally enforceable provision as near in effect as the invalid or legally unenforceable provision, and the remainder of this Agreement will be deemed modified to conform thereto and will remain in effect.

5.5           This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors, and permitted assigns.

5.6           Each party acknowledges that it has been represented by counsel in connection with the negotiation and drafting of this Agreement and that no rule of strict construction shall be applied to either of them as the drafter of all or any part of this  Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Trademark License Agreement in duplicate, each of which constitutes an original, to be effective as of the Effective Date.

LICENSOR:	LICENSEE:

SaluMedica, LLC	MiMedx, Inc.

By: /s/ Robert R. Singer	By: /s/ Matthew J. Miller
Name: Robert R. Singer	Name: Matthew J. Miller
Title: President	Title: Executive Vice President

EXHIBIT “A”

United States Trademark Registrations

1.           SALUBRIA, and U.S. Trademark Registration No. 2,588,889

2.           SaluMedica